Exhibit 99.4
TO: UBC ALL, including IMER and Austin
FROM: Rob Epstein
DATE: July 22, 2011
Dear Colleagues,
By now, you’ve all received the news from Medco CEO Dave Snow <<>> that Medco has entered into a definitive merger agreement with one of its major competitors, Express Scripts.
I want you to know the potential I see for UBC in this recent development.
When we think of the innovative solutions we’ve already created as UBC-Medco, it becomes clear that the combined talents and resources of Medco and Express Scripts offer even broader opportunities to bring evidence to bear to make medicine smarter. Nothing fundamentally changes for UBC — we will continue to help clients rapidly find patients for clinical trials; access powerful data for retrospective studies; bring the payor’s view into perspective much earlier in the drug development process — and build on so many other unique capabilities that we’ve realized as UBC-Medco.
It’s important, too, that I acknowledge another, very personal reality for all UBC colleagues: you’re already in the middle of an acquisition. While another potential integration may seen daunting, I’m committed to doing everything I can to draw appropriate boundaries and limit any distractions at UBC. We have every reason to believe this potential transaction will take at least six to 12 months to complete regulatory review. We must remain focused on the growth goals we have committed to ourselves and the service we continue to deliver to our clients.
With that said, I am committed to keeping you informed. I’m sure you have many questions, the answers to which may be unclear for weeks or even months as the regulatory approval process unfolds. Of course, feel free to ask them — of your leadership, of me, or via the UBCNet Employee Q&A page<<>>—and we’ll share responses as quickly as we can.
We’ve also added a link on the UBCNet homepage <<>> to the video Dave Snow sent employees today. I’m sorry you were unable to access it from the original note. For IMER and the newly acquired Arrowhead employees, we’ll forward the transcript of the video.
In addition, I already had a plan to travel to our sites over the coming months to talk with you about the vision and future of UBC. Those meetings are being scheduled as I write, and if there’s anything new to tell you about this transaction, I will share it then.

I imagine this is a lot to digest. So perhaps thinking of it in the simplest terms will help:
•	The work of UBC remains as unique and valuable in tomorrow’s context as it was in yesterday’s.

•	Our goal is unchanged: to build an organization that helps to reshape the drug approval and commercialization process in a way that’s more productive for all stakeholders. This mission will be as necessary in a merged Medco-Express Scripts as it is in Medco alone.
So don’t be distracted by today’s news. Let us all continue to focus on the good work in front of us and the very real difference we’re making in millions of lives.
Rob
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Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.

You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Company website at http://www.medcohealth.com, under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.